Exhibit 99.1

For Immediate Release

Eagle Pharmaceuticals Enters into Agreement with USAMRICD to Evaluate Neuroprotective Effects of RYANODEX Secondary to Nerve Agent Exposure

WOODCLIFF LAKE, N.J., October 3, 2018 — Eagle Pharmaceuticals, Inc. (Nasdaq: EGRX) (“Eagle” or the “Company”) today announced that it has entered into an agreement with the United States Army Medical Research Institute of Chemical Defense (USAMRICD), the nation’s leading science and technology laboratory in the area of medical chemical countermeasures research and development, to conduct a study to evaluate the neuroprotective effects of RYANODEX® (dantrolene sodium).

The study will be conducted under a Cooperative Research and Development Agreement (CRADA), a written agreement that allows government laboratories to partner with private industries or academia on research and development projects. Eagle will bear all costs associated with the study.

While the standard treatment of atropine and oxime is essential after exposure to a nerve agent, these drugs are not neuroprotective.  If approved, RYANODEX would represent a first of its kind agent as a neuroprotective treatment for the amelioration of neurological damage due to nerve agent exposure.  Nerve agent exposure often results in death.

“We are delighted to be working with the U.S. Military on this important study to evaluate RYANODEX as a neuroprotective therapy in nerve agent exposure, a potential new indication for the drug,” said Scott Tarriff, Chief Executive Officer of Eagle.

About USAMRICD

The United States Army Medical Research Institute of Chemical Defense (USAMRICD) is the nation’s leading science and technology laboratory in the area of medical chemical countermeasures research and development. With sophisticated laboratories located at Aberdeen Proving Ground, Maryland, USAMRICD manages a diversified portfolio of medical chemical warfare agent research projects for the Department of Defense and other Federal Agencies. USAMRICD’s strategic plan relies on the continued outstanding performance of our scientists and support personnel and their abilities to exceed expectations on customer-directed research projects. As the Department of Defense’s lead laboratory for the development of medical countermeasures against chemical threat agents, the USAMRICD is increasingly called upon to provide expert analytical and consultative services related to medical chemical defense research and to the medical management of chemical casualties. The Institute’s growing national and international customer base includes other government agencies, academia, pharmaceutical companies and commercial enterprises.

About Eagle Pharmaceuticals, Inc.

Eagle is a specialty pharmaceutical company focused on developing and commercializing injectable products that address the shortcomings, as identified by physicians, pharmacists and other stakeholders, of existing commercially successful injectable products. Eagle’s main strategy is to utilize the FDA’s 505(b)(2) regulatory pathway. Additional information is available on the Company’s website at www.eagleus.com.

Forward-Looking Statements

This press release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, and other securities laws. Forward-looking statements are statements that are not historical facts. Words and phrases such as “anticipated,” “forward,” “will,” “would,” “may,” “remain,” “potential,” “prepare,” “expected,” “believe,” “plan,” “near future,” “belief,” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding future events including, but not limited to: the Company’s ability to advance RYANODEX, including with USAMRICD or other parties, in the treatment of nerve agent exposure; the Company’s and USAMRICD’s ability and willingness to perform their respective obligations under the Cooperative Research and Development Agreement; the success of the Company’s commercial relationship with USAMRICD and the Company’s and USAMRICD’s ability to successfully work together; difficulties or delays in manufacturing, the enforceability or defense of intellectual property rights by or against third parties, the availability and pricing of third party sourced products and materials; successful compliance with the FDA; and the commercial success of the Company’s commercial portfolio, including RYANODEX, if and when launched. All of such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond Eagle’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Such risks include, but are not limited to: whether the Company can successfully advance RYANODEX in the treatment of nerve agent exposure; whether the FDA will ultimately approve RYANODEX for the treatment of nerve agent exposure and/or other indications; whether Eagle’s studies will support the safety and efficacy of RYANODEX for the treatment of nerve agent exposure; whether Eagle will maintain successful compliance with the FDA and other governmental regulations; and other factors that are discussed in Eagle’s Annual Report on Form 10-K for the year ended December  31, 2017, filed with the U.S. Securities and Exchange Commission (SEC) on February 26, 2018 and its other filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof, and the Company does not undertake any obligation to revise and disseminate forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of or non-occurrence of any events.

Contact:

Investor Relations for Eagle Pharmaceuticals, Inc.:

Lisa M. Wilson

In-Site Communications, Inc.

T: 212-452-2793

E: lwilson@insitecony.com

# # #